AMERICA FIRST APARTMENT INVESTORS, INC ANNOUNCES DIVIDEND DECLARATION

Omaha, Neb., May 26, 2005 - America First Apartment Investors, Inc. (Nasdaq: APRO) (the 'Company'), a multifamily real estate investment trust, today announced the Board of Directors has declared a regular quarterly dividend in the amount of $0.25 per share to be paid on July 29, 2005 to shareholders of record on June 30, 2005.  Additionally, the following is a discussion of results for the first quarter ended March 31, 2005 as presented in the Company's Form 10-Q filed on May 10, 2005.

Highlights for the quarter:

     - Net loss for the quarter ended March 31, 2005 of $981,000 or $0.09 per share, as compared to net income of $19,000 for the same quarter a year ago. The increased net loss is primarily attributable to $1.3 million of non-cash amortization expense associated with in-place lease intangibles.  The in-place lease intangibles represent the value assigned to the existing leases at acquired properties including the 13 additional properties acquired by the Company in June 2004 through its acquisition of America First Real Estate Investment Partners, L.P.  Additionally, the results for the quarter were negatively impacted by severance charges totaling $345,000, or $0.03 per share.

     - Property operations posted improvements in revenue and real estate operating margin as compared to the first quarter of last year. Economic occupancy for the portfolio rose from 79% a year ago to 81% for this quarter.  The average annualized rent per apartment climbed from $6,480 in the first quarter of 2004 to $6,973 for this quarter, a 7.6% increase. Real estate operating margin increased from 25% in the first quarter of 2004 to 33% in 2005 due mainly to the elimination of property management fees through the internalization of this function combined with the firming of rental revenues.

     - Funds From Operations ('FFO') increased to $2.6 million or $0.25 per share as compared to $1.3 million or $0.25 per share as compared to the prior year.  FFO was negatively impacted by the previously discussed severance charges.  FFO is a non-GAAP measure that refers to Funds from Operations.  FFO is a common measure of operating performance for real estate investment trusts.  A reconciliation and further discussion of FFO can be found later in this release.

Management Comments

'We are extremely pleased with our first quarter property operating results. Improved market conditions at the majority of our properties combined with the internalization of the property management operations has proven highly beneficial to the Company. Significant increases in rental revenues were augmented by more efficient and controlled property expense levels,' concluded Jack Cassidy, President and CEO.  'The flood of capital into the multifamily housing continues to push property prices to historically high levels relative to their current net operating income. As such, the property acquisition environment remains highly competitive.'

The Company will continue to employ a prudent, disciplined approach toward property acquisitions. Additionally, management believes the current market provides a unique opportunity to take advantage of today's aggressive buyers including residential condo buyers, particularly in the Florida market.  As such, management believes it is prudent to selectively market for sale several properties over the course of 2005. Specifically targeting the condo converters, we will be marketing for sale one of our Florida properties.

Company financial statements and other required disclosures for the quarter ended March 31, 2005 may be found in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States.  Its portfolio currently includes 29 multifamily properties and one commercial property.  America First Apartment Investors, Inc. press releases are available on the World Wide Web at http://www.apro-reit.com/.

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Information contained in this Press Release contains 'forward-looking statements' relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as 'may,' 'will,' 'should,' 'expect,' 'anticipate,' 'estimate' or 'continue' or the negative thereof or other variations thereon or comparable terminology.  Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.  Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

FFO is calculated in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trusts ('NAREIT'). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company's real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company's net income. The Company believes that FFO more appropriately reflects the Company's operating performance because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company's FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO. During the periods reported above, the Company's capitalization policy was to treat most recurring capital improvements, such as appliances, vinyl flooring and carpet as expenses, and this may cause the Company's reported FFO to be lower than peer companies that capitalize recurring improvements of these types.  Beginning in 2005, the Company modified its capitalization policy and now capitalizes appliances within the individual units such as ovens, refrigerators and water heaters.  These items were previously expensed.  The Company will continue to expense items such as carpet and vinyl flooring as incurred.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP.

The following sets forth a reconciliation of the Company's net income (loss) as determined in accordance with GAAP and its FFO for the periods set forth (in thousands, except per share amounts):

	For the	For the
	Quarter Ended	Quarter Ended
	March 31, 2005	March 31, 2004
Net income (loss)	$(981)	$19
Depreciation expense	2,323	1,245
Amortization of in-place lease intangibles	1,259	-
Funds From Operations	$2,601	$1,264

Weighted Average Number of Shares Outstanding - basic and diluted	10,511	5,074
Net Income (Loss) Per Share - basic and diluted	$(0.09)	$0.00
Funds From Operations - basic and diluted	$0.25	$0.25